Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

The Commerce Funds

We consent to the use of our report, dated December 19, 2012, for the Commerce Growth Fund, Commerce Value Fund, Commerce MidCap Growth Fund, Commerce Bond Fund, Commerce Short-Term Government Fund, Commerce National Tax-Free Intermediate Bond Fund, Commerce Missouri Tax-Free Intermediate Bond Fund, and Commerce Kansas Tax-Free Intermediate Bond Fund, each a series of The Commerce Funds, incorporated herein by reference and to the references to our firm under the captions “Financial Highlights” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

February 22, 2013

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.